                                                                    EXHIBIT 99.2

  NEWS
RELEASE                                                     [JABIL CIRCUIT LOGO]

      This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers;
     limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such
                        as the Form 10-K, filed 12/7/98.



                   JABIL CIRCUIT COMPLETES CHINA ACQUISITION



St. Petersburg, FL - September 13, 1999-- Jabil Circuit, Inc. (NYSE: JBL) today announced it has completed its acquisition of GET Manufacturing Inc, a China-based electronics manufacturing services provider. The purchase price of approximately $243 million was paid with 5.6 million shares of Jabil common stock and will be accounted for under U.S. GAAP as a pooling-of-interests.

"We are pleased to have closed this important transaction and we welcome the former GET employees to the Jabil family. We now look forward to the important work of maximizing the value of this combination for the benefit our customers and shareholders." said Tim Main, President, Jabil Circuit, Inc.

The acquisition establishes Jabil as a leading EMS provider in China with three ISO 9002-certified sites in Southern China encompassing approximately 800,000 square feet. The operations service customers in the computer peripherals, medical instruments, telephony, set-top box and consumer market industries.

Jabil Circuit, Inc. is an electronic manufacturer of circuit board assemblies and systems for communications, personal computers, peripherals, automotive and consumer products. Jabil offers circuit design, board design from schematic, prototype assembly, volume board assembly, system assembly, repair and warranty services from facilities in the U.S., Mexico, Europe and Asia. Further information about Jabil can be found on the World Wide Web at http://www.jabil.com.





CONTACT: Beth Walters, (727) 577-9749 or Beth_Walters @ jabil.com